UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 6, 2025 (September 25, 2025)
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CoreWeave, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-42563	82-3060021
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
290 W Mt. Pleasant Ave., Suite 4100 Livingston, NJ		07039
(Address of registrant's principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (973) 270-9737
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Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.000005 par value per share	CRWV	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Information

As previously disclosed, holders of CoreWeave, Inc.’s (the “Company”) legacy Series C convertible preferred stock (the “Put Shares”) had a “put” right on the first trading day immediately after March 31, 2027 (the “Public Sale Date”) that would require the Company to repurchase the Put Shares at a price per share of $38.95 payable in cash, representing an aggregate payment of $1.2 billion. The Put Right automatically terminates pursuant to the terms thereof in certain circumstances, including when the Company’s Class A common stock has a 20 day volume-weighted average price in any consecutive 30 trading day period of at least $68.16 at any point on or prior to March 31, 2027 during which Coatue Management, L.L.C. is not subject to a contractual lock-up agreement (the “Termination Event”). The Termination Event occurred on September 25, 2025 and, as a result, the Put Right has automatically terminated.

Accordingly, prior to the Termination Event, the Put Shares were classified as mezzanine equity due to the shares being redeemable outside of the Company’s control; however, upon the termination of the put right, the Company’s redeemable Class A common stock was reclassified into Class A common stock within stockholders’ equity (deficit), increasing stockholders’ equity by $1.2 billion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2025

COREWEAVE, INC.

By:	/s/ Michael Intrator
Name:	Michael Intrator
Title:	Chief Executive Officer